Exhibit 99.1

News Release			Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Aug. 16, 2011

MEDIA CONTACTS:

Julie Gentz	Joele Frank / Andrew Siegel
Williams	Joele Frank, Wilkinson Brimmer Katcher
(918) 573-3053	(212) 355-4449

INVESTOR CONTACTS:

Travis Campbell	Sharna Reingold	David Sullivan	Tom Gardiner
Williams	Williams	Williams	Georgeson, Inc.
(918) 573-2944	(918) 573-2078	(918) 573-9360	(212) 440-9872

Williams Affirms Proposal to Acquire Southern Union for $44.00 per Share in Cash

•	Recent Market Volatility Underscores Benefits of Williams’ All-Cash Proposal

•	Williams’ Offer Delivers Southern Union Shareholders Value Certainty vs. Energy Transfer Agreement, Which Includes Volatile and Illiquid Partnership Units

•	Due Diligence Is Complete

•	Williams Reiterates Commitment to Take All Actions Necessary to Obtain Regulatory Approval

•	Williams’ Transaction Not Conditioned Upon Financing

•	Williams Sees Southern Union Assets as Strategic Fit; Well-Aligned With High-Dividend, High-Growth Direction

TULSA, Okla. – Williams (NYSE: WMB) today affirmed its strong interest in acquiring Southern Union Company (NYSE: SUG) for $44.00 per share in cash. Williams conveyed its proposal via a letter to the Special Committee of Southern Union’s Board of Directors.

Williams’ all-cash proposal represents value certainty of $44.00 per share to Southern Union shareholders. The Williams proposal represents a premium of 4% over the implied value of the agreement with Energy Transfer

Equity, L.P. (NYSE: ETE) of $42.32 based on the closing price of Energy Transfer units on Tuesday, August 16, 2011, assuming Southern Union shareholders elect the maximum cash percentage under that agreement. Williams’ proposal also represents a material premium to the implied value of the Energy Transfer deal based on any recent average trading price of Energy Transfer units, including one-week, one-month, three-month, six-month and one-year averages.

“Forty-four dollars a share, cash, for every shareholder is a superior offer for Southern Union’s shareholders,” said Alan Armstrong, president and chief executive officer. “Southern Union’s current agreement with Energy Transfer includes illiquid partnership units whose value will be exposed to equity markets in the months until closing and beyond.

“Williams’ due diligence is complete, we have reviewed Southern Union’s recent 10-Q and we have evaluated the market conditions and environment. We are ready and excited to move forward quickly to sign a definitive merger agreement and combine Southern Union with Williams,” he said.

“Southern Union is an excellent strategic fit with Williams. We are confident that Williams’ acquisition of Southern Union will immediately increase our cash flows, support our commitment to high-dividend payouts and drive long-term growth. It also allows us to maintain our financial flexibility and commitment to investment-grade credit,” Armstrong said.

The Williams proposal is not subject to any financing conditions. Williams has delivered bank financing commitments to finance the all-cash purchase price to be signed concurrent with signing the merger agreement.

Williams remains committed to take all necessary actions to obtain federal antitrust clearance and will provide the same degree of regulatory certainty as contained in the second amended Energy Transfer agreement.

The text of the letter Williams delivered today to the Special Committee of the Southern Union Board of Directors follows:

August 16, 2011

The Special Committee of the Board of Directors of Southern Union

Williams is today affirming its strong interest in acquiring 100% of the issued and outstanding common stock of Southern Union at a purchase price of $44.00 per share, payable in cash.

We are confident that both you and Southern Union shareholders will conclude that our $44.00- per-share, all-cash proposal is superior to your proposed transaction with Energy Transfer.

•

The Williams all-cash proposal represents certain value of $44.00-per-share to Southern Union shareholders, which represents a premium of 4% over the implied value of the Energy Transfer agreement of $42.32, assuming Southern Union shareholders elect the maximum cash percentage under that agreement.

•

Williams remains committed to take all necessary actions to obtain federal antitrust clearance and will provide the same degree of regulatory certainty as contained in the second amended Energy Transfer agreement.

The recent equity market volatility further highlights the benefits to the Southern Union shareholders of our all-cash proposal. As you know, Energy Transfer shares last week traded as low as $33.21, implying a transaction value for Southern Union of $39.83. We expect that your shareholders will greatly appreciate the certainty provided by our offer, which represents a material premium to the implied value of the Energy Transfer deal based on any recent average trading price of Energy Transfer units, including one-week, one-month, three-month, six-month and one-year averages.

We have attached a proposed merger agreement that is substantially similar to the revised merger agreement with Energy Transfer with revisions to reflect our all cash purchase price. We are prepared to immediately execute the merger agreement, subject to our receipt and review of the disclosure schedules. We are simultaneously providing the Special Committee’s advisers a copy of our bank financing commitment papers and disclosure schedules to the merger agreement.

Williams is a disciplined buyer; the clarity and fairness of the process leading up to signing a definitive merger agreement and combining our companies is paramount. We must be assured that the Special Committee, with the assistance of its independent advisers, assumes responsibility for negotiating the terms of all agreements with potential acquirers. As well, the Special Committee must ensure that Southern Union discloses all arrangements or amendments to arrangements in place between Southern Union and Energy Transfer or any of their respective affiliates, officers or directors. We also would expect assurance that the Special Committee would prohibit all such arrangements in the future. The draft merger agreement attached to this letter contains provisions to this effect.

We are confident that you will act quickly to deliver superior value to Southern Union shareholders.

Very truly yours,

/s/ Alan Armstrong

Alan Armstrong

President and Chief Executive Officer of Williams

Barclays Capital and Citigroup are serving as financial advisers to Williams and Cravath, Swaine & Moore LLP and Gibson, Dunn & Crutcher LLP are serving as its legal advisers.

About Williams (NYSE: WMB)

Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.